Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE of claims

FactSet Research Systems Inc. (“the Company”) and I, Edward Baker-Greene (“Employee”), have entered into this Separation Agreement and General Release of Claims (“Agreement”) to settle all known and unknown claims I might have against Company and all related parties. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of Connecticut, excluding any that mandate the use of another jurisdiction’s laws.

The Company and I agree as follows:

Section 1 -- Benefits

(a)     In General: The Company promises that I will receive the benefits set forth in this section that are conditioned on my execution of this Agreement. I understand and agree that I am not otherwise entitled to receive the benefits provided to me under this Agreement. I understand that I may revoke this Agreement within 7 days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me under it, and this Agreement will never go into effect.

(b)     Salary Continuation: Whether I sign this Agreement or not, I will continue to receive my regular pay, less all applicable federal, state and local taxes and withholdings, for the period from now through the effective date of my termination on November 30, 2018 (“Termination Date”). During this period, I will remain on active payroll and retain all salary, compensation and employment benefits that I previously enjoyed, including Company medical benefits. Prior to my Termination Date, I may be required to relinquish my title of Chief Human Resources Officer. Until such time, I will be required to report to work at the Company as usual, and will be required to perform regular work assignments. Following the relinquishment of such title but prior to my Termination Date, I may be requested by the Company to assist in reasonable transition efforts.

(c)     Bonus Payment: Whether I sign this Agreement or not, I will be eligible to participate in the Company’s annual bonus program. My annual target bonus amount is $350,000 for fiscal year 2018, though the actual amount may differ. My bonus will be paid when all other corporate bonuses are paid in October 2018, less all applicable federal, state and local taxes and withholdings. Any bonus I may earn during fiscal year 2019 has been included in my separation payment under Section 1(d).

(d)     Separation Payment: In exchange for signing this Agreement, I will receive a lump sum separation payment of $387,500.00 (Three Hundred Eighty-Seven Thousand Five Hundred Dollars and Zero Cents), less all applicable federal, state and local taxes and withholdings. Payment will be made on the date of the first scheduled payroll after December 1, 2018, but not later than December 31, 2018.

(e)     Equity Awards: The Company will accelerate the vesting of the following outstanding equity awards such that the shares subject to such awards as specified here shall be deemed vested and exercisable as of the Termination Date, subject to the standard terms of the Company’s option agreement:

i.	the accelerated vesting of 970 options granted on June 1, 2015;

ii.	the accelerated vesting of 2,125 options granted on November 2, 2015;

iii.	the accelerated vesting of 1,275 options granted on November 2, 2015;

iv.	the accelerated vesting of 1,648 options granted on November 1, 2016; and

v.	the accelerated vesting of 1,243 options granted on November 2, 2017.

(f)     Compensation and Benefit Programs: I waive coverage and benefits under all Company disability programs, but this Agreement does not affect my eligibility for other Company stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement and other compensation or benefit plans of the Company or any affiliate. Whether I sign this Agreement or not, I understand that my rights and continued participation in those plans will be governed by their existing terms. After my Termination Date, the Company shall make monthly premium payments of $2,541.51 to be made on my behalf for continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) through November 30, 2019, totaling $30,498.12. Thereafter, I may be able to purchase continued health plan coverage under the normal COBRA health care continuation rules. I understand and acknowledge that it is my responsibility to enroll in COBRA coverage if I elect to do so, and I shall be responsible for all premium payments.

Payments made under this Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

(g)     Outplacement Assistance: I will receive outplacement assistance services provided by a vendor selected by the Company to the extent I utilize such services within one year following the Termination Date and to the extent the cost does not exceed $25,000.

Section 2 -- Complete General Release of Claims

The following releases are made as of the date of this Agreement, and as of my Termination Date:

(a)     Claims Released: Except for the claims identified in Section 2(b), I irrevocably and unconditionally release (i.e., give up) all known and unknown claims, promises, causes of action, or similar rights of any type that I currently may have (“Claims”) with respect to any Released Party listed in Section 2(c). I understand that I am not releasing future rights or claims, meaning rights or claims that arise after my Termination Date. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), which prohibits discrimination based on genetic information; and any other federal, state, or local laws prohibiting discrimination in employment based on a protected category, such as actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

Federal employment statutes, such as the Worker Adjustment and Retraining Notification Act (“WARN Act”), which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974 (“ERISA”), which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; any other law relating to salary, commission, compensation, benefits, and other matters; and family and medical leave laws.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 1 or 2(b) of this Agreement): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing; or (v) claims under the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.

If, despite this Agreement, I sue or bring an arbitration action asserting any Claim that I have released, I will be liable to the Released Party (as defined below) for its attorneys’ fees, other defense costs, and any other damages that my suit or arbitration causes, except those attributable to ADEA claims. I promise not to accept any relief or remedies not set forth in this Agreement as to any Claim I have released by signing it.

(b)     Claims Not Released: This Agreement does not release any claims that the law does not permit me to release. Nothing herein affects my rights to indemnification, reimbursement for business expenses incurred through the Termination Date in accordance with Company policy, payment for accrued but unused vacation in accordance with Company policy, and vested benefits under the Company’s 401(k) plan, subject to the terms of such plan.

(c)     Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

Section 3 -- Promises

(a)     Employment Termination: I agree that my employment with the Company and its affiliates has ended or is ending as of my Termination Date, and that I am accepting payments and benefits under this Agreement in lieu of any such other rights or benefits to which I possibly could be or become entitled. I have not been told that the Company or any Released Party will rehire me.

(b)     Resignation of All Other Positions: Upon relinquishment of my role as Chief Human Resources Officer, I agree to resign from all positions that I hold as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

(c)     Company Property and Debts: On or before my Termination Date, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, devices and equipment belonging to the Company (including computers, laptops, tablets, smart phones, handheld electronic devices, telephone equipment, and other electronic devices, including PDAs), and any other property of the Company or any Released Party in my possession or control, other than my car and specific mutually approved devices, all with the Company’s consent. The Company will promptly transfer the title of the car to me on or promptly after my Termination Date. I have cooperated with the Company and will cooperate with the Company regarding the proper handling of any digital property of the Company that may be retained in mobile phone or related digital storage devices, media or accounts. As of my Termination Date, I will have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as mobile or smart phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d)     Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Agreement. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities.

(e)     Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

(f)     Communication with Government Agency; Immunity: This Agreement does not preclude me from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. I promise never to seek or accept any damages, remedies or other relief for myself personally with respect to any Claim released by Paragraph 2(a) of this Agreement. Nothing in this Agreement is designed to interfere with, restrain, restrict, or prevent communications protected by state or federal law, including as protected by (a) Section 7 of the National Labor Relations Act of 1935 (“NLRA”) (or court order), regarding wages, hours, or other terms and conditions of employment or (b) Exchange Act Rule 21F-17, addressing communications (including by my attorney) with, or testimony before, the SEC, FINRA, or other regulatory authority regarding possible securities law violations. Furthermore, nothing in this Agreement prohibits me from communicating with or reporting possible violations of law or regulation to any federal, state, or local governmental office, official, agency, or entity.  Notwithstanding my confidentiality obligations set forth in this Agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.  I understand that if a disclosure of trade secrets was not done in good faith pursuant to the above, then I may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

(g)     Mutual Agreement Not to Disparage or Harm: Subject to Section 3(f), I agree not to criticize, denigrate, or disparage any Released Party and, in particular, not to criticize, denigrate, or disparage any current or former employee of the Company. I understand and agree that breach of this provision will result in damages that are difficult to quantify. The Company likewise agrees not to criticize, denigrate, or disparage me or my work in any communication to a third party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(h)     Confidential and Proprietary Information and Existing Obligations: Subject to Section 3(f), I understand that, at all times in the future, I will remain bound by any Company or Company affiliate agreement or policy relating to confidential information, proprietary information, invention, or similar matters to which I am now subject, including but not limited to any FactSet Research Systems Inc. Intellectual Property Agreement which I previously signed, and which is expressly incorporated by reference herein, and I agree that to the extent any provision in such agreement or policy conflicts with any provision in this Agreement, the provision or interpretation affording the greater protection to the Company shall govern. In particular, I acknowledge that my employment by the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to me by the Company or a third party that (i) related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties, including by the Invention Assignment and Proprietary Information Agreement, and/or similar agreement, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree, at all times in the future, not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by the date I sign this Agreement.

(i)     Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(j)     Other Representations: In addition to my other representations in this Agreement, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Agreement with me:

i.

I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported any and all job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.

ii.	This Agreement is not an admission of wrongdoing by the Company or any other Released Party.

iii.	I am intentionally releasing claims that I do not know I might have and that, with hindsight, I might regret having released.

iv.	If the Company or I successfully assert that any provision in this Release is void, the rest of the Agreement shall remain valid and enforceable.

(k)     False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate. I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

(l)         Cooperation Required: I agree that when requested by the Company, I will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit in which I am identified as having factual information needed by the Company. To the extent I incur reasonable out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses.

(m)       Disclosure: Nothing herein shall prevent the Company or the Executive from disclosing the terms of this Agreement if required to do so under applicable law or by a court of competent jurisdiction.

Section 4 -- Consequences of Violating Promises

I agree that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves disclosure or use of confidential information, proprietary information, or trade secrets, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

Section 5 -- Consideration of Agreement

I acknowledge that, before signing this Agreement, I was given at least 21 days in which to consider this Agreement. I waive any right I might have to additional time within which to consider this Agreement. I further acknowledge that: (1) I took advantage of the time I was given to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive; (6) the Company, by this writing, encouraged me to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate; and (7) any changes made to this Agreement, whether material or immaterial, will not restart the 21 day consideration period. I understand that I am entitled to revoke this Agreement, in writing, within 7 days once I sign it. Such revocation must be delivered to the Company as provided herein within the 7 day period, in which case I will receive no benefits and this Agreement will not go into effect. If I do not revoke this Agreement, it will become enforceable on the eighth day after I sign it. The Company need not sign this Agreement for it to become effective.

Section 6 -- Miscellaneous

(a)     Entire Agreement: In addition to any Company or Company affiliate agreement or policy relating to the confidentiality of Proprietary Information, inventions, or similar matters referenced in Section 3 above, this Agreement is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b)     Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)     Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

Section 7 -- Arbitration of Disputes

The Company and I agree to resolve any disputes we may have with each other through final, binding and confidential arbitration consistent with applicable law. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim. I also agree to resolve through final, binding and confidential arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitration shall be conducted by the American Arbitration Association in accordance with its employment dispute resolution rules which can be found at www.adr.org/employment, and consistent with state law. A neutral arbitrator will preside over the arbitration and issue a written decision subject to limited judicial review. The decision shall remain confidential between the parties and shall not be published by the arbitrator or the AAA. All remedies available under law will be available in the Arbitration. The Arbitration proceedings will allow for adequate discovery. Commencement of the Arbitration will be at a minimal cost to me. This agreement to arbitrate does not apply to government agency proceedings. By agreeing to this Agreement, I understand that I am waiving my right to a jury trial.

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YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT.

BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN AND RETURN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT AUTOMATICALLY EXPIRES.

ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO:

RACHEL STERN, GENERAL COUNSEL

FACTSET RESEARCH SYSTEMS INC.

601 MERRITT 7, NORWALK, CT 06851

BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Executed at Norwalk, Connecticut, this 5th day of July, 2018, and signed under penalty of perjury under the laws of the state of Connecticut.

   /s/ Edward Baker-Greene
Signature

   Edward Baker-Greene
Print Name

Executed at Norwalk, Connecticut, this 5th day of July, 2018.

   For FactSet Research Systems Inc.

   /s/ F. Philip Snow

   F. Philip Snow, Chief Executive Officer